Advantage Solutions Reports First Quarter 2023 Financial Results and Reaffirms Annual Outlook

Irvine, Calif, May 10, 2023 – Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage,” “Advantage Solutions,” the “Company,” “we” or “our”), a leading provider of outsourced sales and marketing services to consumer goods manufacturers and retailers, today reported financial results for its first quarter ended March 31, 2023. Revenues grew 10.6% year-over-year, up 12.1% excluding foreign exchange, to reach $1.0 billion, and EBITDA reached $92.1 million, down 4.8% year-over year. The quarter came in ahead of our internal expectations driven by a stronger revenue performance.

“It has been a busy and productive first quarter at Advantage,” said Advantage Solutions CEO, Dave Peacock. “In my first 90 days, we have built out our executive team with experienced leaders from best-in-class consumer and retail companies, and now have the foundation in place to simplify our core offerings while simultaneously building the business for the future. With each day, I grow increasingly confident in Advantage’s ability to win with clients and customers.”

Peacock continued, “Although the macro environment remains challenging, our year-over-year topline growth of approximately 11% in the first quarter represents continued expansion in our must-have services as well as success in pricing realization as we navigate the higher cost environment hand-in-hand with our clients and customers. From a capital allocation perspective, we remain committed to maximizing returns for our equity holders, including deleveraging our balance sheet and investing behind our core business offerings, as reinforced by our voluntary term loan repayment made in the quarter and our margin-enhancing divestiture subsequent to quarter-end. I’m energized by the strategic capabilities and collaboration across our executive leadership team as we continue building on the momentum and growth in our business to create even more value for our stakeholders.”

First Quarter 2023 Highlights

Comparison of the Three Months Ended March 31, 2023 and 2022

Revenues

	Three Months Ended March 31,		Change
(amounts in thousands)	2023	2022	$	%
Sales	$613,344	$591,969	$21,375	3.6%
Marketing	398,639	322,839	75,800	23.5%
Total revenues	$1,011,983	$914,808	$97,175	10.6%

Adjusted EBITDA and Adjusted EBITDA by Segment

	Three Months Ended March 31,		Change
(amounts in thousands)	2023	2022	$	%
Sales	$65,839	$68,233	$(2,394)	(3.5)%
Marketing	26,231	28,506	(2,275)	(8.0)%
Total Adjusted EBITDA	$92,070	$96,739	$(4,669)	(4.8)%

•
Revenues were $1,012.0 million for the first quarter of 2023, representing an increase of $97.2 million, or 10.6% from the first quarter 2022 revenues of $914.8 million. Excluding unfavorable foreign exchange rates, revenues increased by $110.3 million, or 12.1%.
•
Operating loss of $8.3 million for the first quarter of 2023, representing a decrease of $31.3 million from the first quarter 2022 operating income of $23.0 million.

•
Net loss of $47.7 million for the first quarter of 2023, representing a decrease of $65.2 million from the first quarter 2022 net income of $17.5 million.
•
Adjusted EBITDA was $92.1 million for the first quarter of 2023, representing a decrease of $4.7 million, or 4.8%, from the first quarter 2022 Adjusted EBITDA of $96.7 million.

The year-over-year increase in revenues was driven by $75.8 million of growth in the marketing segment (an increase of 23% year over year) and $21.4 million of growth in the sales segment (an increase of 4% year over year). First quarter growth in the marketing segment was driven primarily by the continued recovery of our in-store sampling and demonstration services, partially offset by softness in our digital services. The first quarter growth in the sales segment was driven by an increase in retail merchandising services and our European joint venture.

The $8.3 million operating loss for the first quarter of 2023 was primarily due to a non-cash loss on disposal of assets and assets held for sale and an increase in reorganization charges related to the transition of certain executive officers.

The year-over-year decrease in net income was driven by the decline in operating income and an increase in interest expense.

The year-over-year decline in Adjusted EBITDA was primarily due to inflationary cost pressures, the flow-through of softness in digital services, and ongoing mix shift dynamics across the enterprise.

Balance Sheet Highlights

As of March 31, 2023, the Company’s cash and cash equivalents was $149.1 million, total debt was $2,074.2 million and Net Debt was $1,925.1 million. The debt capitalization consists primarily of the $1,293.2 million First Lien Term Loan and $775.0 million of senior secured notes as of March 31, 2023.

During the quarter, Advantage voluntarily repurchased approximately $2 million of its First Lien Term Loan at an attractive discount, resulting in a net leverage ratio of approximately 4.5x LTM Adjusted EBITDA as of March 31, 2023. Furthermore, subsequent to quarter-end, the Company executed a favorable collar on an additional $300 million of First Lien Term Loan, resulting in approximately 84% of the Company’s debt being hedged or at a fixed interest rate.

Fiscal Year 2023 Outlook

The Company is reiterating its guidance for fiscal 2023 with Adjusted EBITDA anticipated to range from $400 million to $420 million.

Conference Call Details

Advantage will host a conference call at 8:30 am ET on May 10, 2023 to discuss its first quarter 2023 financial performance and business outlook. To participate, please dial (844) 825-9789 within the United States or (412) 317-5180 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 10177677. The conference call will also be accessible live via audio broadcast on the Investor Relations section of the Advantage website at ir.advantagesolutions.net.

A replay of the conference call will be available online on the investor section of the Advantage website. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (844) 512-2921 within the United States or (412) 317-6671 outside the United States. The replay ID is 10177677.

About Advantage Solutions

Advantage Solutions (NASDAQ: ADV) is a leading provider of outsourced sales and marketing solutions to consumer goods companies and retailers. Our data- and technology-driven services — which include headquarter sales, retail merchandising, in-store and online sampling, digital commerce, omnichannel marketing, retail media and others — help brands and retailers of all sizes get products into the hands of consumers, wherever they shop. As a trusted partner and problem solver, we help our clients sell more while spending less. Headquartered in Irvine, California, we have offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia and Europe through which we serve the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected future performance of Advantage's business and projected financial results. Forward-looking statements generally relate to future events or Advantage’s future financial or operating performance. These forward-looking statements generally are identified by the words “may”, “should”, “expect”, “intend”, “will”, “would”, “could”, “estimate”, “anticipate”, “believe”, “predict”, “confident”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Advantage and its management at the time of such statements, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, market-driven wage changes or changes to labor laws or wage or job classification regulations, including minimum wage; the COVID-19 pandemic and the measures taken in response thereto; the availability, acceptance, administration and effectiveness of any COVID-19 vaccine; Advantage’s ability to continue to generate significant operating cash flow; client procurement strategies and consolidation of Advantage’s clients’ industries creating pressure on the nature and pricing of its services; consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing and technology programs and relationships; Advantage’s ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change; Advantage’s ability to maintain proper and effective internal control over financial reporting in the future; potential and actual harms to Advantage’s business arising from the Take 5 Matter; Advantage’s substantial indebtedness and our ability to refinance at favorable rates; and other risks and uncertainties set forth in the section titled “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and in its other filings made from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Advantage assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Related Information

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Net Debt. These are not measures of financial performance calculated in accordance with GAAP and may exclude items that are significant in understanding and assessing Advantage’s financial results. Therefore, the measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Advantage’s presentation of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included below.

Advantage believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and results of operations. Advantage believes that the use of Adjusted EBITDA and Net Debt provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Advantage’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Advantage’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA means net (loss) income before (i) interest expense, net, (ii) provision for (benefit from) income taxes, (iii) depreciation, (iv) impairment of goodwill and indefinite-lived assets, (v) amortization of intangible assets, (vi) equity-based compensation of Karman Topco L.P., (vii) changes in fair value of warrant liability, (viii) stock based compensation expense, (ix) fair value adjustments of contingent consideration related to acquisitions, (x) acquisition-related expenses, (xi) loss on disposal of assets (xii) costs associated with COVID-19, net of benefits received, (xiii) EBITDA for economic interests in investments, (xiv) reorganization and restructuring expenses, (xv) litigation expenses, (xvi) costs associated with the Take 5 Matter and (xvii) other adjustments that management believes are helpful in evaluating our operating performance.

Net Debt represents the sum of current portion of long-term debt and long-term debt, less cash and cash equivalents and debt issuance costs. With respect to Net Debt, cash and cash equivalents are subtracted from the GAAP measure, total debt, because they could be used to reduce the debt obligations. We present Net Debt because we believe this non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and to evaluate changes to the Company's capital structure and credit quality assessment.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

This press release also includes certain estimates and projections of Adjusted EBITDA, including with respect to expected fiscal 2023 results. Due to the high variability and difficulty in making accurate estimates and projections of some of the information excluded from Adjusted EBITDA, together with some of the excluded information not being ascertainable or accessible, Advantage is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated or projected comparable GAAP measures is included and no reconciliation of such forward-looking non-GAAP financial measures is included.

Advantage Solutions Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands, except share data)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$149,088	$120,715
Restricted cash	19,675	17,817
Accounts receivable, net of allowance for expected credit losses of $26,322 and $22,752, respectively	791,767	869,000
Prepaid expenses and other current assets	133,254	149,476
Total current assets	1,093,784	1,157,008
Property and equipment, net	71,445	70,898
Goodwill	889,626	887,949
Other intangible assets, net	1,840,100	1,897,503
Investments in unconsolidated affiliates	130,517	129,491
Other assets	112,652	119,522
Total assets	$4,138,124	$4,262,371
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$15,092	$13,991
Accounts payable	206,926	261,464
Accrued compensation and benefits	100,035	154,744
Other accrued expenses	160,739	133,173
Deferred revenues	48,215	37,329
Total current liabilities	531,007	600,701
Long-term debt, net of current portion	2,018,807	2,022,819
Deferred income tax liabilities	281,666	297,874
Other long-term liabilities	112,730	111,507
Total liabilities	2,944,210	3,032,901

Redeemable noncontrolling interest	3,891	3,746

Equity attributable to stockholders of Advantage Solutions Inc.
Common stock, $0.0001 par value, 3,290,000,000 shares authorized; 323,555,298 and 319,690,300 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	32	32
Additional paid in capital	3,417,561	3,408,836
Accumulated deficit	(2,294,696)	(2,247,109)
Loans to Karman Topco L.P.	(6,369)	(6,363)
Accumulated other comprehensive loss	(17,325)	(18,849)
Treasury stock, at cost; 1,610,014 shares as of March 31, 2023 and December 31, 2022, respectively	(12,567)	(12,567)
Total equity attributable to stockholders of Advantage Solutions Inc.	1,086,636	1,123,980
Nonredeemable noncontrolling interest	103,387	101,744
Total stockholders’ equity	1,190,023	1,225,724
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$4,138,124	$4,262,371

Advantage Solutions Inc.

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

(Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2023	2022
Revenues	$1,011,983	$914,808
Cost of revenues (exclusive of depreciation and amortization shown separately below)	888,040	785,943
Selling, general, and administrative expenses	75,095	48,073
Depreciation and amortization	57,104	57,768
Total operating expenses	1,020,239	891,784
Operating (loss) income	(8,256)	23,024
Other (income) expenses:
Change in fair value of warrant liability	(73)	(15,442)
Interest expense, net	47,191	11,883
Total other expenses (income)	47,118	(3,559)
(Loss) income before income taxes	(55,374)	26,583
(Benefit from) provision for income taxes	(7,696)	9,049
Net (loss) income	(47,678)	17,534
Less: net loss attributable to noncontrolling interest	(91)	(1,431)
Net (loss) income attributable to stockholders of Advantage Solutions Inc.	(47,587)	18,965
Other comprehensive income, net of tax:
Foreign currency translation adjustments	1,524	1,389
Total comprehensive (loss) income attributable to stockholders of Advantage Solutions Inc.	$(46,063)	$20,354
Net (loss) income per common share:
Basic	$(0.15)	$0.06
Diluted	$(0.15)	$0.06
Weighted-average number of common shares:
Basic	321,135,117	317,784,656
Diluted	321,135,117	318,721,082

Advantage Solutions Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

	Three Months Ended March 31,
	2023	2022
(in thousands)
Net (loss) income	$(47,678)	$17,534
Add:
Interest expense, net	47,191	11,883
(Benefit from) provision for income taxes	(7,696)	9,049
Depreciation and amortization	57,104	57,768
Equity-based compensation of Karman Topco L.P.(a)	(2,269)	(2,795)
Change in fair value of warrant liability	(73)	(15,442)
Stock-based compensation expense(b)	11,210	7,771
Fair value adjustments related to contingent consideration related to acquisitions(c)	4,292	2,134
Acquisition-related expenses(d)	2,432	6,803
Loss on disposal of assets(e)	16,497	2,782
EBITDA for economic interests in investments(f)	(1,185)	(4,052)
Reorganization and restructuring expenses(g)	11,148	643
Costs associated with COVID-19, net of benefits received(h)	1,017	1,574
Costs associated with the Take 5 Matter(i)	80	1,087
Adjusted EBITDA	$92,070	$96,739

(a)
Represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Karman Topco L.P. (“Topco”) made to one of the equity holders of Topco and (ii) equity-based compensation expense associated with the Common Series C Units of Topco.
(b)
Represents non-cash compensation expense related to the 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan.
(c)
Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions.
(d)
Represents fees and costs associated with activities related to our acquisitions and reorganization activities including professional fees, due diligence and integration activities.
(e)
Represents losses on disposal of assets related to divestitures and losses on a sale of businesses and classification of assets held for sale, less cost to sell.
(f)
Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.
(g)
Represents fees and costs associated with various internal reorganization activities, including professional fees, lease exit costs, severance, and nonrecurring compensation costs.
(h)
Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including additional sick pay for front-line associates and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.
(i)
Represents costs associated with the Take 5 Matter, primarily, professional fees and other related costs.

Advantage Solutions Inc.

Reconciliation of Total Debt to Net Debt

(Unaudited)

(in millions)	March 31, 2023
Current portion of long-term debt	$15.1
Long-term debt, net of current portion	2,018.8
Less: Debt issuance costs	(40.3)
Total Debt	2,074.2
Less: Cash and cash equivalents	149.1
Total Net Debt	$1,925.1

Contacts:

Sean Choksi

investorrelations@advantagesolutions.net